Edwards Lifesciences Corporation One Edwards Way · Irvine, CA USA · 92614 Phone: 949.250.2500 · www.edwards.com

FOR IMMEDIATE RELEASE

Media Contact:  Amy Hytowitz, 949-250-4009
Investor Contact:  Mark Wilterding, 949-250-6826

EDWARDS LIFESCIENCES REPORTS THIRD QUARTER RESULTS
IRVINE, CA, Oct. 24, 2024 — Edwards Lifesciences (NYSE: EW) today reported financial results for the quarter ended Sept. 30, 2024.
Highlights and Outlook
•Q3 sales from continuing operations grew 9%; constant currency1 sales grew 10%
•Q3 TAVR sales grew 6%; constant currency1 sales grew 7%
•TMTT sales grew 73%; PASCAL and EVOQUE commercial launches continue to progress well
•Q3 EPS of $5.13; adjusted1 EPS of $0.67
•Completed sale of Critical Care in Q3, resulting in significant one-time gain
•Pivotal TAVR and TMTT clinical evidence to be presented next week at TCT
•Completed enrollment in CLASP IITR trial for PASCAL tricuspid
•First implants in the JOURNEY pivotal trial with the Edwards J-Valve AR system
•Reiterated 2024 full year sales guidance ranges for total company, TAVR, TMTT and Surgical

“In the third quarter, we took important actions to sharpen our focus on structural heart by divesting Critical Care and investing in platforms to impact more patients and position Edwards for sustainable growth," said Bernard Zovighian, CEO. “Third quarter total company sales growth from continuing operations of 10% reflected strong contributions from both TAVR and our rapidly growing TMTT product group. Results from continuing operations were slightly ahead of our guidance expectations. As we look ahead, we see expanded opportunities to meet the needs of a highly diverse group of patients suffering from aortic stenosis, aortic regurgitation, mitral and tricuspid disease, and structural heart failure.”

Transcatheter Aortic Valve Replacement (TAVR)
In the third quarter, the company reported TAVR sales of $1.0 billion, which grew 6%. Edwards’ strong competitive position and pricing remained stable globally.
In the U.S., Edwards’ year-over-year third quarter TAVR sales growth rate was in-line with the company’s global TAVR constant currency growth rate. Although hospitals and physicians continue to acknowledge heart team capacity constraints nationally, it is encouraging that many hospitals are exploring additional investments to address future workflow needs to manage these patients. In Europe, the company continues its introduction of the SAPIEN 3 Ultra RESILIA valve and continues to be pleased with the exceptional patient outcomes. Additionally, Edwards received CE Mark approval for its Alterra system for congenital heart patients. The company believes this will result in quality-of-life improvements and a reduction in the number of procedures that these younger patients will require over their lifetimes.
Next week at TCT, the clinical community will hear results from the EARLY TAVR trial. The trial is the first and largest randomized controlled trial to date studying asymptomatic severe AS patients and the impact of early intervention with TAVR.
Transcatheter Mitral and Tricuspid Therapies (TMTT)
Edwards’ pipeline of unique innovations, including the PASCAL repair system, the EVOQUE tricuspid replacement system, and the SAPIEN M3 mitral replacement system, provide a broad set of treatment options. Edwards is committed to investing in and commercializing multiple breakthrough therapies for repairing and replacing mitral and tricuspid valves to serve the many patients in need.
Third quarter sales were $91 million, led by the PASCAL system and the continued introduction of the EVOQUE system in the U.S. and Europe. The adoption of the differentiated PASCAL technology is expanding in both new and existing sites around the world. Two-year outcomes of the CLASP IID pivotal trial studying patients with degenerative mitral regurgitation will be presented at the TCT conference next week. Edwards also announced the completion of enrollment in the CLASP II TR trial, studying patients with tricuspid regurgitation treated with the PASCAL system randomized against optimal medical therapy alone.
The EVOQUE launch continues to progress well, as the company successfully activates new sites in both the U.S. and Europe. The strong physician interest in this therapy continues to highlight the large unmet patient need. The full 400 patient cohort of the TRISCEND II pivotal study at one year is scheduled for presentation during the late-breaking clinical trial sessions at TCT next week.
Surgical Structural Heart
In Surgical Structural Heart, third quarter sales from continuing operations of $240 million increased 5% over the prior year on a constant currency basis. Growth was driven by strong global adoption of Edwards’ premium surgical technologies, specifically the INSPIRIS, MITRIS and KONECT devices. The company continues to see positive procedure growth globally for the many patients best treated surgically, including those undergoing complex procedures.

Additional Financial Results
For the quarter, the adjusted gross profit margin was 80.7%, compared to 79.9% in the same period last year. The company expects Q4 gross margin to be in-line with the high end of its 76% to 78% full-year guidance range.
Selling, general and administrative expenses in the third quarter were $421 million, or 31.1% of sales, compared to $382 million in the prior year. This increase was driven by an expansion of field-based personnel to support growth of the company's transcatheter therapies, including the launch and rollout of the PASCAL and EVOQUE systems.
Research and development expenses increased 4% in the third quarter to $253 million, or 18.7% of sales. This increase was primarily the result of continued investments in the company's transcatheter valve innovations, including increased clinical trial activity.
Edwards' adjusted Earnings Per Share was $0.67, slightly ahead of what the company modeled for Q3 guidance provided in July.
Cash and cash equivalents was approximately $3.5 billion as of Sept. 30, 2024. Total debt was approximately $600 million. During the third quarter, the company repurchased $1.0 billion of stock through a combination of accelerated share repurchase programs and pre-established trading plans. Edwards currently has approximately $1.4 billion remaining under its current share repurchase authorization.
Outlook
Edwards' full year sales growth guidance of 8 to 10% remains unchanged, as does the company's guidance for its three product groups. Edwards expects fourth quarter sales of $1.33 to $1.39 billion, and Q4 EPS of $0.53 to $0.57.

About Edwards Lifesciences
Edwards Lifesciences is the leading global structural heart innovation company, driven by a passion to improve patient lives. Through breakthrough technologies, world-class evidence and partnerships with clinicians and healthcare stakeholders, our employees are inspired by our patient-focused culture to deliver life-changing innovations to those who need them most. Discover more at www.edwards.com and follow us on LinkedIn, Facebook, Instagram and YouTube.
Conference Call and Webcast Information
The company will be hosting a conference call today at 2:30 p.m. PT to discuss its third quarter results. To participate in the conference call, dial (877) 704-2848 or (201) 389-0893. The call will also be available live and archived on the “Investor Relations” section of the Edwards website at ir.edwards.com or www.edwards.com.

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements can sometimes be identified by the use of words such as “may,” “will,” “should,” “anticipate,” “believe,” “plan,” “project,” “estimate,” “forecast,” “potential,” “predict,” "early clinician feedback," “expect,” “intend,” “guidance,” “outlook,” “optimistic,” “aspire,” “confident” or other forms of these words or similar expressions and include, but are not limited to, statements made by Mr. Zovighian, fourth quarter and full year 2024 financial guidance, statements regarding our expected growth, expanding opportunity to meet patient needs, clinical investments in addressing future workflow needs, international adoption of TAVR, transformation of patient treatment, investments, expansion of evidence, approvals, clinical trial outcomes and impacts, and the information in the Outlook section. No inferences or assumptions should be made from statements of past performance, efforts, or results which may not be indicative of future performance or results. Forward-looking statements are based on estimates and assumptions made by management of the company and are believed to be reasonable, though they are inherently uncertain, difficult to predict, and may be outside of the company’s control. The company's forward-looking statements speak only as of the date on which they are made and the company does not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement. If the company does update or correct one or more of these statements, investors and others should not conclude that the company will make additional updates or corrections.

Forward-looking statements involve risks and uncertainties that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements. Factors that could cause actual results or experience to differ materially from that expressed or implied by the forward-looking statements include risk and uncertainties associated with the risks detailed in the company's filings with the Securities and Exchange Commission (SEC), including its Annual Report on Form 10-K for the year ended December 31, 2023, and its other filings with the SEC. These filings, along with important safety information about our products, may be found at edwards.com.

Edwards, Edwards Lifesciences, the stylized E logo, Alterra, CLASP, CLASP II, EARLY TAVR, EVOQUE, INSPIRIS, J-Valve, KONECT, MITRIS, PASCAL, RESILIA, SAPIEN, SAPIEN M3, SAPIEN 3, SAPIEN 3 Ultra, TRISCEND, and TRISCEND II are trademarks of Edwards Lifesciences Corporation or its affiliates. All other trademarks are the property of their respective owners.

[1]"Constant currency” growth rates exclude foreign exchange fluctuations. Sales growth guidance refers to constant currency. "Adjusted" amounts are non-GAAP items from continuing operations. Adjusted earnings per share from continuing operations is a non-GAAP item computed on a diluted basis and in this press release also excludes an intellectual property agreement and certain litigation expenses, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, restructuring expenses, a gain on remeasurement of a previously held interest upon acquisition, and a charitable contribution to the Edwards Lifesciences Foundation. See “Non-GAAP Financial Information” and reconciliation tables below.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Consolidated Statements of Operations
(in millions, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net sales	$1,354.4	$1,243.4	$4,053.7	$3,743.6
Cost of sales	262.9	250.6	825.3	727.4
Gross profit	1,091.5	992.8	3,228.4	3,016.2
Selling, general, and administrative expenses	421.4	381.9	1,297.3	1,165.9
Research and development expenses	253.4	242.8	781.9	720.8
Intellectual property agreement and certain litigation expenses	10.8	2.2	27.8	193.6
Change in fair value of contingent consideration liabilities	—	—	—	(26.2)
Restructuring expenses	32.9	—	32.9	—
Other operating expenses, net	22.4	—	22.4	—
Operating income, net	350.6	365.9	1,066.1	962.1
Interest income, net	(24.3)	(15.1)	(56.3)	(32.8)
Other non-operating income, net	(27.9)	(6.6)	(35.6)	(10.3)
Income from continuing operations before provision for income taxes	402.8	387.6	1,158.0	1,005.2
Provision for income taxes	40.7	52.7	107.0	118.3
Net income from continuing operations	362.1	334.9	$1,051.0	$886.9
Income from discontinued operations, net of tax	2,707.3	48.8	2,734.4	142.8
Net income	3,069.4	383.7	3,785.4	1,029.7
Net loss attributable to noncontrolling interest	(1.4)	(1.2)	(3.6)	(2.8)
Net income attributable to Edwards Lifesciences Corporation	$3,070.8	$384.9	$3,789.0	$1,032.5

Earnings per share:
Basic:
Continuing operations	$0.61	$0.55	$1.76	$1.47
Discontinued operations	$4.53	$0.08	$4.55	$0.23
Basic earnings per share	$5.14	$0.63	$6.31	$1.70
Diluted:
Continuing operations	$0.61	$0.55	$1.75	$1.46
Discontinued operations	$4.52	$0.08	$4.54	$0.23
Diluted earnings per share	$5.13	$0.63	$6.29	$1.69

Weighted-average common shares outstanding:
Basic	597.2	607.0	600.3	607.2
Diluted	598.1	609.5	602.2	610.2

Operating statistics from continuing operations
As a percentage of net sales:
Gross profit	80.6%	79.8%	79.6%	80.6%
Selling, general, and administrative expenses	31.1%	30.7%	32.0%	31.1%
Research and development expenses	18.7%	19.5%	19.3%	19.3%
Operating income	25.9%	29.4%	26.3%	25.7%
Income before provision for income taxes	29.7%	31.2%	28.6%	26.9%
Net income from continuing operations	26.7%	26.9%	25.9%	23.7%

Effective tax rate	10.1%	13.6%	9.2%	11.8%

Note: Numbers may not calculate due to rounding.

EDWARDS LIFESCIENCES CORPORATION
Non-GAAP Financial Information

To supplement the consolidated financial results prepared in accordance with Generally Accepted Accounting Principles (“GAAP”), the Company uses non-GAAP historical financial measures. Management makes adjustments to the GAAP measures for items (both charges and gains) that (a) do not reflect the core operational activities of the Company, (b) are commonly adjusted within the Company’s industry to enhance comparability of the Company’s financial results with those of its peer group, or (c) are inconsistent in amount or frequency between periods (albeit such items are monitored and controlled with equal diligence relative to core operations). The Company uses the terms "adjusted" and “constant currency" when referring to non-GAAP sales from continuing operations and sales growth information, respectively, which excludes currency exchange rate fluctuations. The Company uses the term “adjusted” to also exclude certain litigation expenses, intellectual property agreements, amortization of intangible assets, fair value adjustments to contingent consideration liabilities arising from acquisitions, restructuring expenses, a gain on remeasurement of a previously held interest upon acquisition, and a charitable contribution to the Edwards Lifesciences Foundation.

Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results, and evaluating current performance. These non-GAAP financial measures are used in addition to, and in conjunction with, results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company's operations by investors that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting the Company's business and facilitate comparability to historical periods.

Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the information is not necessarily comparable to other companies and should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP. A reconciliation of non-GAAP historical financial measures to the most comparable GAAP measure is provided in the tables below.

Fluctuations in currency exchange rates impact the comparative results and sales growth rates of the Company's underlying business. Management believes that excluding the impact of currency exchange rate fluctuations from its sales growth provides investors a more useful comparison to historical financial results. The impact of the fluctuations has been detailed in the "Reconciliation of Sales by Product Group and Region."

Guidance for sales and sales growth rates is provided on a "constant currency basis," and projections for diluted earnings per share, net income and growth, gross profit margin, taxes, and free cash flow are also provided on a non-GAAP basis, as adjusted, for the items identified above due to the inherent difficulty in forecasting such items without unreasonable efforts. The Company is not able to provide a reconciliation of the non-GAAP guidance to comparable GAAP measures due to the unknown effect, timing, and potential significance of special charges or gains, and management's inability to forecast charges associated with future transactions and initiatives.

Management considers free cash flow to be a liquidity measure which provides useful information to management and investors about the amount of cash generated by business operations, after deducting payments for capital expenditures, which can then be used for strategic opportunities or other business purposes including, among others, investing in the Company's business, making strategic acquisitions, strengthening the balance sheet, and repurchasing stock.

The items described below are adjustments to the GAAP financial results in the reconciliations that follow:

Certain Litigation Expenses - The Company incurred certain litigation expenses of $8.9 million and $6.5 million in the first quarter of 2024 and 2023, respectively, $8.1 million and $8.9 million in the second quarter of 2024 and 2023, respectively, and $10.8 million and $2.2 million in the third quarter of 2024 and 2023, respectively.

Amortization of Intangible Assets - The Company recorded amortization expense related to developed technology and patents in the amount of $0.5 million and $0.5 million in the first quarter of 2024 and 2023, respectively, $1.2 million and $0.4 million in the second quarter of 2024 and 2023, respectively, and $1.3 million and $0.2 million in the third quarter of 2024 and 2023, respectively.

Restructuring Expenses - The Company recorded a $32.9 million charge in the third quarter of 2024 primarily related to severance expenses associated with a global workforce realignment.

Charitable Foundation Contribution - The Company recorded a $30.0 million charge in Other Operating Expenses, net in the third quarter of 2024 for a charitable contribution to the Edwards Lifesciences Foundation.

Gain on Remeasurement of Previously Held Interest Upon Acquisition - The Company recorded a $24.6 million gain in the third quarter of 2024 to remeasure its previously held interest upon acquisition of the investee.

Change in Fair Value of Contingent Consideration Liabilities - The Company recorded expense of $0.7 million and a gain of $26.9 million in the first and second quarter of 2023, respectively, related to changes in the fair value of its contingent consideration liabilities arising from acquisitions.

Intellectual Property Agreement - The Company recorded a $37.0 million charge and a $139.0 million charge in the first and second quarter of 2023, respectively, related to an Intellectual Property Agreement with Medtronic, Inc. for a 15-year covenant not to sue.

Provision for Income Taxes - The income tax impacts of the expenses and gains discussed above are based upon the items' forecasted effect upon the Company's full year effective tax rate. Adjustments to forecasted items unrelated to the expenses and gains above, as well as impacts related to interim reporting, will have an effect on the income tax impact of these items in subsequent periods.

EDWARDS LIFESCIENCES CORPORATION
Unaudited Reconciliation of GAAP to Non-GAAP Financial Information
(in millions, except per share and percentage data)

	Three Months Ended September 30, 2024
	Net Sales	Gross Profit Margin	Operating Income	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$1,354.4	80.6%	$350.6	$27.9	$362.1	$0.61	10.1%
Attributable to noncontrolling interests	—	—	—	—	1.4	—	—
Total attributable to Edwards Lifesciences Corporation	1,354.4	80.6%	350.6	27.9	363.5	0.61	10.1%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	10.8	—	8.1	0.01	0.4
Amortization of intangible assets	—	0.1	1.3	—	1.0	—	—
Restructuring expenses	—	—	32.9	—	26.9	0.05	0.6
Charitable foundation contribution	—	—	30.0	—	23.7	0.04	0.7
Gain on remeasurement of previously held interest upon acquisition	—	—	—	(24.6)	(24.6)	(0.04)	0.6
Adjusted	$1,354.4	80.7%	$425.6	$3.3	$398.6	$0.67	12.4%

	Three Months Ended September 30, 2023
	Net Sales	Gross Profit Margin	Operating Income	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$1,243.4	79.8%	$365.9	$6.6	$334.9	$0.55	13.6%
Attributable to noncontrolling interests	—	—	—	—	1.2	—	—
Total attributable to Edwards Lifesciences Corporation	1,243.4	79.8%	365.9	6.6	336.1	0.55	13.6%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	2.2	—	1.3	—	0.1
Amortization of intangible assets	—	0.1	0.2	—	0.2	—	—
Prior period ongoing tax impacts	—	—	—	—	(3.4)	—	0.9
Adjusted	$1,243.4	79.9%	$368.3	$6.6	$334.2	$0.55	14.6%

	Nine Months Ended September 30, 2024
	Net Sales	Gross Profit Margin	Operating Income	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$4,053.7	79.6%	$1,066.1	$35.6	$1,051.0	$1.75	9.2%
Attributable to noncontrolling interests	—	—	—	—	3.6	—	—
Total attributable to Edwards Lifesciences Corporation	4,053.7	79.6%	1,066.1	35.6	1,054.6	1.75	9.2%
Non-GAAP adjustments: (A) (B)
Certain litigation expenses	—	—	27.8	—	22.0	0.04	0.2
Amortization of intangible assets	—	0.1	3.0	—	2.4	—	0.1
Restructuring expenses	—	—	32.9	—	26.9	0.05	0.2
Charitable foundation contribution	—	—	30.0	—	23.7	0.04	0.3
Gain on remeasurement of previously held interest upon acquisition	—	—	—	(24.6)	(24.6)	(0.04)	0.2
Prior period ongoing tax impacts	—	—	—	—	0.8	—	—
Adjusted	$4,053.7	79.7%	$1,159.8	$11.0	$1,105.8	$1.84	10.2%

	Nine Months Ended September 30, 2023
	Net Sales	Gross Profit Margin	Operating Income	Other Non-operating Income	Net Income	Diluted EPS	Effective Tax Rate
GAAP - Continuing Operations	$3,743.6	80.6%	$962.1	$10.3	$886.9	$1.46	11.8%
Attributable to noncontrolling interests	—	—	—	—	2.8	—	—
Total attributable to Edwards Lifesciences Corporation	3,743.6	80.6%	962.1	10.3	889.7	1.46	11.8%
Non-GAAP adjustments: (A) (B)
Intellectual property agreement	—	—	176.0	—	138.7	0.23	1.3
Certain litigation expenses	—	—	17.6	—	13.6	0.02	0.2
Change in fair value of contingent consideration liabilities	—	—	(26.2)	—	(24.1)	(0.04)	0.1
Amortization of intangible assets	—	—	1.1	—	1.0	—	—
Adjusted	$3,743.6	80.6%	$1,130.6	$10.3	$1,018.9	$1.67	13.4%

(A)See description of non-GAAP adjustments under "Non-GAAP Financial Information."
(B)The tax effect on non-GAAP adjustments is calculated based upon the impact of the relevant tax jurisdictions’ statutory tax rates on the Company’s estimated annual effective tax rate, or discrete rate in the quarter, as applicable. The impact on the effective tax rate is reflected on each individual non-GAAP adjustment line item.

RECONCILIATION OF SALES BY PRODUCT GROUP AND REGION

					2023 Adjusted
Sales by Product Group (QTD) - Continuing Operations	3Q 2024	3Q 2023	Change	GAAP Growth Rate*	FX Impact	3Q 2023 Adjusted Sales	Constant Currency Growth Rate *
Transcatheter Aortic Valve Replacement	$1,023.3	$960.9	$62.4	6.5%	$(5.9)	$955.0	7.2%
Transcatheter Mitral and Tricuspid Therapies	91.1	52.4	38.7	73.4%	—	52.4	73.7%
Surgical Structural Heart	240.0	230.1	9.9	4.3%	(2.0)	228.1	5.1%
Total	$1,354.4	$1,243.4	$111.0	8.9%	$(7.9)	$1,235.5	9.6%

					2023 Adjusted
Sales by Product Group (YTD) - Continuing Operations	YTD 3Q 2024	YTD 3Q 2023	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2023 Adjusted Sales	Underlying Growth Rate *
Transcatheter Aortic Valve Replacement	$3,069.8	$2,900.4	$169.4	5.8%	$(18.4)	$2,882.0	6.5%
Transcatheter Mitral and Tricuspid Therapies	247.0	141.6	105.4	74.4%	0.7	142.3	73.6%
Surgical Structural Heart	736.9	701.6	35.3	5.0%	(6.6)	695.0	6.0%
Total	$4,053.7	$3,743.6	$310.1	8.3%	$(24.3)	$3,719.3	9.0%

					2023 Adjusted
Sales by Region (QTD) - Continuing Operations	3Q 2024	3Q 2023	Change	GAAP Growth Rate*	FX Impact	3Q 2023 Adjusted Sales	Constant Currency Growth Rate *
United States	$804.6	$735.9	$68.7	9.3%	$—	$735.9	9.3%
Europe	319.8	286.5	33.3	11.6%	0.6	287.1	11.4%
Japan	81.4	85.8	(4.4)	(5.1)%	(5.2)	80.6	1.0%
Rest of World	148.6	135.2	13.4	10.1%	(3.3)	131.9	12.7%
Outside of the United States	549.8	507.5	42.3	8.4%	(7.9)	499.6	10.0%
Total	$1,354.4	$1,243.4	$111.0	8.9%	$(7.9)	$1,235.5	9.6%

					2023 Adjusted
Sales by Region (YTD) - Continuing Operations	YTD 3Q 2024	YTD 3Q 2023	Change	GAAP Growth Rate*	FX Impact	YTD 3Q 2023 Adjusted Sales	Underlying Growth Rate *
United States	$2,393.1	$2,203.6	$189.5	8.6%	$—	$2,203.6	8.6%
Europe	978.0	877.7	100.3	11.4%	8.0	885.7	10.4%
Japan	253.9	266.4	(12.5)	(4.7)%	(25.9)	240.5	5.6%
Rest of World	428.7	395.9	32.8	8.3%	(6.4)	389.5	10.1%
Outside of the United States	1,660.6	1,540.0	120.6	7.8%	(24.3)	1,515.7	9.5%
Total	$4,053.7	$3,743.6	$310.1	8.3%	$(24.3)	$3,719.3	9.0%

* Numbers may not calculate due to rounding.

RECONCILIATION OF TAVR BILLING DAYS ADJUSTED GROWTH RATE

Three Months Ended September 30,
2024
TAVR constant currency growth rate	7.2%
Impact of billing days	(1.6)%
TAVR billing days adjusted growth rate	5.6%